UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

FOXO TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

FOXO TECHNOLOGIES INC.

477 SOUTH ROSEMARY AVENUE

SUITE 224

WEST PALM BEACH, FL, 33401

June 2, 2026

NOTICE OF WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

To the Stockholders of FOXO Technologies Inc.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of FOXO Technologies Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), in connection with the corporate action described below taken by the Company’s Board of Directors (“Board”) and by Rennova Health, Inc. (which is controlled by the Company’s CEO), a shareholder representing a majority of the voting control of the Company (the “Majority Shareholder”). The Majority Shareholder, by written consent in lieu of a meeting delivered on May 18, 2026, pursuant to Section 228 of Title 8 of the Delaware General Corporation Law (“DGCL”) and Section 2.9 of our bylaws, provided approval for the following corporate action:

1.	Approval of a proposal to amend our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding Class A Common Stock (the “Common Stock”) at any time before November 30, 2026, at a ratio ranging from one-for-one thousand (1:1,000) to one-for-ten thousand (1:10,000) (the “Reverse Split”), with the exact ratio within such range to be determined at the sole discretion of the Company’s Board of Directors (the “Board”), without further approval or authorization of our stockholders before the filing of an amendment to the Certificate of Incorporation effecting the proposed Reverse Split. For the avoidance of doubt, the reverse stock split previously approved by the Board on August 27, 2025 and by the Majority Shareholder on September 2, 2025 (as disclosed in the Company’s Preliminary Information Statement filed on Schedule 14C in September 2025) has been abandoned and will not be effected. For information regarding the circumstances giving rise to the current reverse split proposal, including the exchange of certain preferred stock for senior unsecured non-convertible promissory notes as disclosed in the Company’s Current Report on Form 8-K filed on May 18, 2026, stockholders are encouraged to review the Company’s recent filings with the SEC, including the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

All of the members of the Board, at a duly called special meeting of the Board of Directors, provided a similar authorization for the Reverse Split on May 13, 2026.

The accompanying Information Statement is being furnished to our stockholders of record as of May 18, 2026 (the “Record Date”), in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder, solely for the purpose of informing our stockholders of the action taken by written consent. As the matter set forth in the accompanying Information Statement has been duly authorized and approved by the written consent of the holders of more than a majority of the Company’s voting securities, your vote or consent is not requested or required to approve this matter. The accompanying Information Statement is provided solely for your information and also serves the purpose of informing stockholders of the matter described herein pursuant to Section 14(c) of the Exchange Act and the rules and regulations prescribed thereunder, including Regulation 14C. The accompanying Information Statement also serves as the notice required by Section 228 of Title 8 of the DGCL of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders. You do not need to do anything in response to this Notice and the Information Statement.

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Exchange Act, the Reverse Split cannot become effective until 20 days from the date of mailing of the Definitive Information Statement to our stockholders as of the Record Date.

THIS IS NOT A NOTICE OF A MEETING AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER THE MATTER DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

/s/ Seamus Lagan
Seamus Lagan Chief Executive Officer June 2, 2026

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Vote Required

The vote which was required to approve the Reverse Split was the affirmative vote of the holders of a majority of the Company’s voting stock. Each share of Common Stock, Series B Preferred Stock, and Series C Preferred Stock entitles the holder thereof to one vote. The shares of Series D Preferred Stock and Series E Preferred Stock (except in limited circumstances) have no voting rights. Each share of Series A Preferred Stock entitles the holder to cast the number of votes determined by dividing the Stated Value ($1,000) by $0.0001 (such dollar amount not being subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock). The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and the holders of Common Stock vote together as one class on all matters submitted to a vote of stockholders of the Company.

The record date for determining those shareholders of the Company entitled to receive this Information Statement is the close of business on May 18, 2026 (the “Record Date”). As of the Record Date, the Company had an aggregate voting power of 118,631,663,700 votes attributable to all outstanding shares of voting stock outstanding, with approximately 4,261,663,700 votes being attributable to votable Common Stock, and approximately 114,370,003,549 votes being attributable to votable Preferred Stock. All outstanding shares are fully paid and nonassessable.

Vote Obtained

Section 228(a) of the DGCL and Section 2.9 of our bylaws provide that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, via written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The approximate ownership percentage of the voting stock of the Company as of the Record Date of the consenting stockholders who voted to approve the Reverse Split totaled in the aggregate approximately 95.56%.

Notice Pursuant to Section 228 of the DGCL

Pursuant to Section 228 of the DGCL, no advance notice is required to be provided to the other shareholders, who have not consented in writing to such action, of the taking of the stated corporate action without a meeting of stockholders. No additional action will be undertaken pursuant to such written consents, and no dissenters’ rights under the DGCL are afforded to the Company’s stockholders as a result of the action to be taken.

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228 of the DGCL.

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WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

The following approval should be read in conjunction with the information provided in the Table of Contents above.

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ITEM 1. - REVERSE STOCK SPLIT

Overview

On May 13, 2026, the Board, at a duly called special meeting of the Board of Directors, acted unanimously to adopt the proposal for a reverse split (the “Reverse Split Proposal”) to amend our Certificate of Incorporation to enable a reverse stock split of our issued and outstanding Common Stock at a ratio ranging from one-for-one thousand (1:1,000) to one-for-ten thousand (1:10,000) (the “Reverse Split”), with the exact ratio within such range to be determined at the sole discretion of the Board and with such Reverse Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion, provided that the Reverse Split be effected prior to November 30, 2026.

On May 18, 2026, the Majority Shareholder, by written consent in lieu of a meeting pursuant to Section 228 of the DGCL and Section 2.9 of our bylaws, provided approval for the Reverse Split.

For the avoidance of doubt, the reverse stock split previously approved by the Board on August 27, 2025 and by the Majority Shareholder on September 2, 2025, at a ratio ranging from one-for-ten (1:10) to one-for-five hundred (1:500) and as described in the Company’s Preliminary Information Statement filed on Schedule 14C in September 2025, has been abandoned and will not be effected. For additional context regarding recent developments affecting the Company, stockholders are encouraged to review the Company’s most recent Annual Report on Form 10-K and the Company’s Current Report on Form 8-K filed on May 18, 2026.

On September 25, 2025, the Company submitted a Company-Related Notification to FINRA’s Department of Market Operations in connection with the previously approved reverse stock split. On March 6, 2026, the Department issued a deficiency notice pursuant to FINRA Rule 6490(d)(3), determining that the Company’s corporate action submission would not be processed. The Department’s determination was based, in part, on a pending SEC civil action against the managing partner of an institutional investor holding shares of the Company’s Series A Preferred Stock, and the Department’s view that, upon conversion of such preferred stock, the investor could own approximately 95% of the Company’s outstanding Common Stock, without giving effect to the beneficial ownership limitations contained in the terms of such securities. The Company disagreed with the Department’s determination and, on March 12, 2026, filed a Notice of Appeal. On April 30, 2026, a subcommittee of FINRA’s Uniform Practice Code Committee affirmed the Department’s denial. As a result, the Company was unable to complete such previously approved reverse stock split. On May 12, 2026, the Company entered into exchange agreements with the two institutional investors whose Series A Preferred Stock holdings were referenced in the Department’s determination, pursuant to which such investors exchanged all of their shares of Series A Preferred Stock for senior unsecured non-convertible promissory notes, as more fully described in the Company’s Current Report on Form 8-K filed on May 18, 2026. The Company believes the underlying basis for the FINRA denial has been resolved through the exchange of such preferred stock and has submitted a new Company-Related Notification to FINRA’s Department of Market Operations in connection with the reverse split proposal described herein. The proposed split ratio range of one-for-one thousand (1:1,000) to one-for-ten thousand (1:10,000) reflects, in part, the change in the Company’s Common Stock price since the previously approved reverse stock split was authorized.

Effecting the Reverse Split requires that Article IV of our Certificate of Incorporation be amended to include a reference to the Reverse Split. The Reverse Split will be effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation, in the form attached to this Information Statement as Appendix A, with the Secretary of State of Delaware, with such filing to occur, if at all, at the sole discretion of the Board and prior to November 30, 2026. The text of Appendix A remains subject to modification to include such changes as may be required by the Secretary of State of the State of Delaware and as our Board deems necessary or advisable to implement the Reverse Split.

If implemented, except for de minimis adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on our stockholders since each stockholder would hold the same percentage of our Common Stock outstanding immediately following the Reverse Split as such stockholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares would not be affected by the Reverse Split.

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The Reverse Split will become effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board has approved the Reverse Split and the Majority Shareholder has provided written consent. We will file the amendment to our Certificate of Incorporation to effect the Reverse Split not less than 20 days after the definitive information statement is mailed to stockholders and no later than November 30, 2026.

Purpose and Rationale for the Reverse Split

As of the Record Date, we had 4,261,663,700 shares of Common Stock issued and outstanding. Our Common Stock is quoted on the OTC Markets under the symbol “FOXO.” Our Common Stock is currently trading at low prices. The Reverse Split is intended to increase the per share stock price for a potential quotation on OTCQB, which requires a sustained trading price of $0.01 or higher, or for a potential up-listing to a recognized exchange if we meet the initial listing requirements and determine to pursue such a listing. We believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our Common Stock would have greater liquidity and a stronger investor base. The Company may explore additional financing opportunities or strategic transactions that would require the issuance of additional shares of Common Stock, but no such plans are currently pending. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Split is in the Company’s and our stockholders’ best interests. The Proposals would not affect the terms of the outstanding Common Stock or the rights of the holders of the Common Stock.

Reducing the number of outstanding shares of our Common Stock should, absent other factors, increase the per share market price of our Common Stock, although we cannot provide any assurance that the post-Reverse Split price would remain following the Reverse Split. Reducing the number of outstanding shares of our Common Stock through the Reverse Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock after a reverse split. As a result, there can be no assurance that the Reverse Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after the Reverse Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Split may be lower than the total market capitalization before the Reverse Split.

In evaluating the Reverse Split, our Board also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits. Our Board does not intend for this transaction to be the first step in a series of plans or proposals to effect a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

In addition, because the number of authorized shares of our Common Stock will not be reduced as part of the Reverse Split, the Reverse Split will result in an effective increase in the authorized but unissued number of shares of our Common Stock. The effect of the relative increase in the amount of authorized and unissued shares of our Common Stock would allow us to issue additional shares of Common Stock in connection with future financings, employee and director benefit programs and other desirable corporate activities, without requiring our stockholders to approve an increase in the authorized number of shares of Common Stock each time such an action is contemplated. Notwithstanding the foregoing, following the effectiveness of the Reverse Split, the Board may, in its sole discretion, consider whether to reduce the total number of authorized shares of Common Stock pursuant to a separate amendment to the Certificate of Incorporation, which would require stockholder approval.

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Potential Disadvantages of the Reverse Split

We cannot assure you that the Reverse Split will accomplish any of the above objectives for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of Common Stock will increase the market price of our shares, we cannot assure you that the Reverse Split will increase the market price of our Common Stock by a multiple equal to the number of pre-split shares, or result in any permanent increase in the market price of our Common Stock, which is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Split, then the value of our Company as measured by our stock capitalization will be reduced, perhaps significantly.

The number of shares held by each individual holder of Common Stock would be reduced if the Reverse Split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing holders of Common Stock in the event they wish to sell all or a portion of their position. Although our Board believes that the decrease in the number of shares of our Common Stock outstanding as a consequence of the Reverse Split and the anticipated increase in the market price of our Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

Determination of the Ratio for the Reverse Split

In determining the split ratio to use, the Board will consider numerous factors, including the historical and projected performance of our Common Stock and prevailing market conditions and general economic trends, and will place emphasis on the expected closing price of our Common Stock in the period following the effectiveness of the Reverse Split. The Board will also consider the impact of the split ratios on investor interest. The purpose of selecting a range is to give the Board the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Based on the number of shares of Common Stock issued and outstanding as of the Record Date (4,261,663,700 shares), after completion of the Reverse Split we will have between approximately 4,261,664 shares (at a ratio of 1:1,000) and approximately 426,166 shares (at a ratio of 1:10,000) of Common Stock outstanding, depending on the ratio selected by the Board.

Principal Effects of the Reverse Split

After the effective date of the proposed Reverse Split, each stockholder will own a reduced number of shares of Common Stock. Except for adjustments that may result from the treatment of fractional shares as described below, the proposed Reverse Split will affect all stockholders uniformly. The proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the proposed Reverse Split (other than as a result of the rounding up of fractional shares). The number of stockholders of record also will not be affected by the proposed Reverse Split. After the effective date of the Reverse Split, our Common Stock will have a new CUSIP number, a number used to identify our Common Stock. In addition, because the number of authorized shares of our Common Stock will not be reduced, the Reverse Split will result in an effective increase in the authorized but unissued number of shares of our Common Stock.

The following table contains the approximate number of issued and outstanding shares of Common Stock, and the estimated per share trading price following a one-for-one thousand (1:1,000), one-for-five thousand (1:5,000), and one-for-ten thousand (1:10,000) Reverse Split, without giving effect to any adjustments for fractional shares of Common Stock or the issuance of any derivative securities, as of the Record Date.

After Each Reverse Split Ratio

	Current	1:1,000	1:5,000	1:10,000
Class A Common Stock Authorized(1)	25,000,000,000	25,000,000,000	25,000,000,000	25,000,000,000
Class A Common Stock Outstanding	4,261,663,700	4,261,664	852,333	426,166
Estimated price per share, based on the closing price of our Class A Common Stock on May 18, 2026	$0.0001	$0.10	$0.50	$1.00

(1) The Reverse Split will not have any impact on the number of shares of Common Stock we are authorized to issue under our Certificate of Incorporation.

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Our Common Stock and Public Warrants are currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of our Common Stock or Public Warrants under the Exchange Act. Our Common Stock will continue to be quoted on the OTC Markets under the symbol “FOXO” and the Public Warrants will be quoted on the OTC Markets under the symbol “FOXOW.”

Effect on Outstanding Derivative Securities

The Reverse Split will require that proportionate adjustments be made to the per share exercise price and the number of shares issuable upon the exercise of convertible notes and issued warrants, in accordance with the approved split ratio. The adjustments to these securities, as required by the Reverse Split and in accordance with the approved split ratio, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, immediately following the Reverse Split as was the case immediately preceding the Reverse Split.

Effect on Stock Option Plans

We have equity incentive plans designed primarily to provide stock-based incentives to employees pursuant to which we have issued stock options to purchase shares of the Common Stock. In the event of a Reverse Split, the Board shall make appropriate adjustment to awards granted under the equity incentive plans. Accordingly, if the Board decides to implement the Reverse Split, as of the effective date the number of all outstanding option grants, the number of shares issuable and the exercise price, as applicable, relating to options under our equity incentive plans, will be proportionately adjusted using the approved split ratio. The number of shares issuable under any individual outstanding stock option shall be rounded up as permitted under the specific terms of our equity incentive plans. Commensurately, the exercise price under each stock option would be increased proportionately such that upon exercise, the aggregate exercise price payable by the optionee to us would remain the same.

Effective Date

If our Board concludes that it is in the best interests of the Company and our stockholders to effect the Reverse Split, the Certificate of Amendment will be filed with the Secretary of State of the State of Delaware not later than November 30, 2026. The actual timing of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware to effect the Reverse Split will be determined by our Board in its sole discretion but will be no later than November 30, 2026. In addition, if for any reason our Board deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Certificate of Amendment, without further action by our stockholders. Finally, the Board alone will have sole discretion to determine the final ratio of the Reverse Split within the parameters approved by the shareholders. The Reverse Split will be effective as of the date of filing with the Secretary of State of the State of Delaware (the “Effective Time”). Upon the filing of the Certificate of Amendment, without further action on our part or our stockholders, the outstanding shares of Common Stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of Common Stock based on a Reverse Split ratio as determined by the Board in its sole discretion. Notwithstanding the foregoing, we must notify the Financial Industry Regulatory Authority (“FINRA”) of the Reverse Split by filing the requisite documents no later than 10 days prior to the anticipated record date of such actions.

Treatment of Fractional Shares

Our Board does not currently intend to issue fractional shares in connection with the Reverse Split. Therefore, we do not expect to issue certificates representing fractional shares. In lieu of any fractional shares, we will issue to stockholders of record who would otherwise hold a fractional share because the number of shares of Common Stock they hold of record before the Reverse Split is not evenly divisible by the Reverse Split ratio that number of shares of Common Stock as rounded up to the nearest whole share.

Certain of our registered holders of Common Stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

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Stockholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

On or after the Effective Time, we will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing his, her or its post-Reverse Split shares only by sending the exchange agent (who will be the Company’s transfer agent) the stockholder’s old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. A stockholder that surrenders his, her or its old stock certificate(s) but does not elect to receive a new stock certificate in the letter of transmittal will be deemed to have requested to hold that stockholder’s shares electronically in book-entry form with our transfer agent. STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL THEY ARE REQUESTED TO DO SO.

Record and Beneficial Stockholders

As of the Record Date, we had 71 holders of record of our Common Stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. We do not expect the Reverse Split and the rounding up of fractional shares to whole shares to result in a reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the Reverse Split.

If our Board elects to implement the Reverse Split, stockholders of record holding some or all of their shares of Common Stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of Common Stock they hold after the Reverse Split. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Split than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Anti-Takeover and Dilutive Effects

The authorized Common Stock will not be diluted as a result of the Reverse Split. The Common Stock that is authorized but unissued provides the Board with flexibility to effect, among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Certificate of Amendment would continue to give our Board authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or regulations. The Certificate of Amendment is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board have any present intent to use the authorized but unissued common stock or preferred stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

Accounting Consequences

The par value per share of our Common Stock would remain unchanged at $0.0001 per share after the Reverse Split. As a result, on the effective date of the Reverse Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the approved split ratio selected by the Board, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. Retroactive restatement will be given to all share numbers in the financial statements, and accordingly all amounts including per share amounts will be shown on a post-split basis. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

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No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the DGCL with respect to the Reverse Split and we will not independently provide our stockholders with any such right if the Reverse Split is implemented.

Certain Material Federal U.S. Income Tax Consequences of the Reverse Split

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders who may be subject to special tax rules. There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the Reverse Split.

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in the Reverse Split by a U.S. stockholder who holds the shares as a capital asset. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein. For purposes of this summary, a “U.S. stockholder” refers to a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Based on the assumption that the Reverse Split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code, and subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences should result from the Reverse Split: (i) a stockholder should not recognize gain or loss in the Reverse Split; (ii) the aggregate tax basis of the post-Reverse Split shares should be equal to the aggregate tax basis of the pre-Reverse Split shares; and (iii) the holding period of the post-Reverse Split shares should include the holding period pre-Reverse shares. THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF A REVERSE SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF A REVERSE SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Vote Required

The vote which was required to approve the Reverse Split was the affirmative vote of the holders of a majority of the Company’s voting stock. As of the Record Date, the Majority Shareholder held approximately 95.56% of the voting power of the Company and voted to approve the Reverse Split.

All of the members of the Board, at a duly called special meeting of the Board of Directors, provided a similar authorization for the Reverse Split on May 13, 2026.

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If our Board concludes that it is in the best interests of the Company and our stockholders to effect the Reverse Split, the Certificate of Amendment will be filed with the Secretary of State of the State of Delaware not later than November 30, 2026. The actual timing of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware to effect the Reverse Split will be determined by our Board in its sole discretion but will be no later than November 30, 2026. In addition, if for any reason our Board deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Certificate of Amendment, without further action by our stockholders. Finally, the Board alone will have sole discretion to determine the final ratio of the Reverse Split within the parameters approved by the shareholders. The Reverse Split will be effective as of the date of filing with the Secretary of State of the State of Delaware (the “Effective Time”). Upon the filing of the Certificate of Amendment, without further action on our part or our stockholders, the outstanding shares of Common Stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of Common Stock based on a Reverse Split ratio as determined by the Board in its sole discretion. Notwithstanding the foregoing, we must notify the Financial Industry Regulatory Authority (“FINRA”) of the Reverse Split by filing the requisite documents no later than 10 days prior to the anticipated record date of such actions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of the Record Date, the number of shares of Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock beneficially owned by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all current executive officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days from the date of this Information Statement. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned and each stockholder’s address is c/o FOXO Technologies Inc., 477 South Rosemary Ave., Suite 224, West Palm Beach, FL 33401.

Applicable percentage of ownership is based on 4,261,663,700 shares of Class A Common Stock, 11,437 shares of Series A Preferred Stock, 3,245 shares of Series B Preferred Stock, and 303.75 shares of Series C Preferred Stock.

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock (5)	% of Class (6)	% of Votes
Directors, Named Executive Officers, and Executive Officers:
Seamus Lagan, Chief Executive Officer, Director (2)	51,439	*	*
Celene Grant, Chief Financial Officer	0	-	-
Sylwia Nowak Hauman, Former Chief Financial Officer	0	-	-
Mark White, Director (1)	11,912	*	*
Bret Barnes, Director	282	*	*
Francis Colt deWolf III, Director	0	-	-
Trevor Langley, Director (3)	51,439	*	*
All current directors and executive officers as a group (six individuals) (4)	63,633	*	*

5% Beneficial Holders (Not Named Above) Rennova Health, Inc.
477 S. Rosemary Avenue, Suite 224 West Palm Beach, Florida 33401	51,439	*	*

*	Less than 1%.

(1)	Includes 11,912 shares of Class A Common Stock held by KR8 AI, an entity which Mr. White controls.

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(2)	Shares are owned by RHI. Mr. Lagan is the Chief Executive Officer and President and a director of RHI. Mr. Lagan disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. RHI currently owns 5,520 shares of Series A Preferred Stock, which are not included in the above table.

(3)	Shares are owned by RHI. Mr. Langley is a director of RHI. Mr. Langley disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. RHI currently owns 5,520 shares of Series A Preferred Stock, which are not included in the above table.

(4)	Our current directors and executive officers are: Trevor Langley (Chairman of our Board of Directors), Seamus Lagan (Chief Executive Officer and Director), Celene Grant (Chief Financial Officer ), Francis Colt deWolf III (Director), Bret Barnes (Director), Mark White (Director). Sylwia Hauman is our former Chief Financial Officer.

(5)	These amounts are based upon information available to the Company as of the Record Date.

(6)	To our knowledge, except as indicated in the footnotes above and subject to state community property laws where applicable, all beneficial owners named in the beneficial ownership table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Series A Preferred Stock (1)	% of Class (2)	% of Votes
Rennova Health, Inc. 477 S. Rosemary Avenue, Suite 224 West Palm Beach, Florida 33401	5,520	48.3%	95.56	%(3)
Chris Diamantis Nashville, TN	5,800	50.7%	-	(3)

(1)	These amounts are based upon information available to the Company as of the Record Date.

(2)	To our knowledge, except as indicated in the footnotes above and subject to state community property laws where applicable, all beneficial owners named in the beneficial ownership table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(3)	On May 8, 2025, RHI entered into a Voting Agreement and Irrevocable Proxy with Mr. Diamantis, expiring February 2027, pursuant to which at every meeting of the stockholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of FOXO, Mr. Diamantis shall, to the extent permissible (which may require abstention with respect to certain matters), vote, to the extent not voted by the person(s) appointed under the proxy, the shares of the Company owned by him and any new shares of the Company in such manner as is decided by RHI in its sole and absolute discretion.

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Name and Address of Beneficial Owner	Number of Shares of Series B Preferred Stock (1)	% of Class (2)	% of Votes
David S. Nagelberg 2003 Rev. Trust+	250	7.7%	*
Mitchell Kersch+	250	7.7%	*
John Nash+	500	15.4%	*
John Paulsen+	200	6.2%	*
Ardara Capital/ Patrick Mullin+	200	6.2%	*
Portner Partners+	200	6.2%	*
Ryan Wong+	200	6.2%	*

* Less than 1%.

+ Address unknown to the Company.

(1)	These amounts are based upon information available to the Company as of the Record Date.

(2)	To our knowledge, except as indicated in the footnotes above and subject to state community property laws where applicable, all beneficial owners named in the beneficial ownership table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Series C Preferred Stock (1)	% of Class (2)	% of Votes
Andrew Smukler 404 Via Placita Palm Beach Gardens, FL 33418	135	44.4%	*
Joel Yanowitz & Amy B. Metzenbaum Rev. Trust 3 Stanton Way Mill Valley, CA 94941	135	44.4%	*
Steven Wu 30327 Garfinkle Street Union City, CA 94587	33.75	11.1%	*

* Less than 1%.

(1)	These amounts are based upon information available to the Company as of the Record Date.

(2)	To our knowledge, except as indicated in the footnotes above and subject to state community property laws where applicable, all beneficial owners named in the beneficial ownership table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

INTERESTS OF CERTAIN PERSONS IN THE APPROVALS

Unless indicated herein, no officer, director, nominee for election as a director, associate of any director, executive officer or nominee, or beneficial owner of more than 5% of our Common Stock has any substantial interest in the matters acted upon by our Board and shareholders, other than in their role as an officer, director or beneficial owner.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Information Statement may contain “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to, statements concerning the effects of the stockholder approval and statements using terminology such as “expects,” “should,” “would,” “could,” “intends,” “plans,” “anticipates,” “believes,” “projects” and “potential.” Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties, and assumptions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements.

In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

ADDITIONAL INFORMATION

Householding of Materials

Unless we have received contrary instructions, we may send a single copy of this Information Statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding”, reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

●	If the shares are registered in the name of the stockholder, the stockholder should contact us at 477 South Rosemary Avenue, Suite 224, West Palm Beach, FL 33401, (612) 800-0059 to inform us of such stockholder’s request; or

●	If a bank, broker, nominee, fiduciary or other custodian holds the shares, the stockholder should contact the bank, broker, nominee, fiduciary or other custodian directly.

Costs

We will make arrangements with brokerage firms and other custodians, nominees, and fiduciaries who are record holders of our Common Stock for the forwarding of this Information Statement to the beneficial owners of our Common Stock. We will reimburse these brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Information Statement.

Where you can find more information

We are subject to the information requirements of the Exchange Act, and file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information we file at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the operation of the SEC’s public reference facilities. The SEC maintains a website that contains reports, proxy statements, and other information, including those filed by us, at http://www.sec.gov.

You may request a copy of these filings, at no cost, by requesting them via e-mail from the Company at the following address and telephone number:

Seamus Lagan Chief Executive Officer 477 South Rosemary Avenue Suite 224 West Palm Beach, FL 33401 (612) 800-0059 legal@foxotechnologies.com

Our Common Stock is currently quoted on the OTC Markets under the symbol “FOXO.” Our public warrants are currently quoted on the OTC Markets under the symbol “FOXOW.”

Our transfer agent is Continental Stock Transfer & Trust Company. Their address is 1 State St 30th floor, New York, NY 10004 and their telephone number is (212) 509-4000.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement that describes the purpose and effect of the above action. Your consent to the above action is not required and is not being solicited in connection with this action. This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Exchange Act. This Information Statement is being mailed on or about June 2, 2026 to all stockholders of record as of the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

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APPENDIX A

FORM OF CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF FOXO TECHNOLOGIES INC.

FOXO Technologies Inc., a Delaware corporation (the “Corporation”) does hereby certify that:

FIRST: The name of the Corporation is FOXO Technologies Inc.

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation, as amended, and any amendments thereto (the “Charter”), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on [*], 2026.

THIRD: A new provision is added to Article IV, Subsection 1 of the Charter to provide in its entirety as follows:

“The total number of shares of capital stock that the Corporation shall have authority to issue is 25,020,000,000 shares, consisting of: (i) 25,000,000,000 shares of Class A common stock, having a par value of $0.0001 per share (the “Class A Common Stock” and “Common Stock”); and (ii) 20,000,000 shares of preferred stock, having a par value of $0.0001 per share (the “Preferred Stock”).

1.	Reverse Stock Split. Upon the filing of this Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Class A Common Stock outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be combined and converted into one (1) share of Class A Common Stock (the “New Common Stock”) based on a ratio of one-for-[*] (1: [*]) (the “Reverse Split Ratio”). This reverse stock split (the “Reverse Split”) of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Corporation is authorized to issue, which shall remain as set forth under this Article IV.

2.	The Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of New Common Stock and whether or not certificates representing such holders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Reverse Split; all fractional shares shall be rounded up to the nearest whole number of such shares. No stockholders will receive cash in lieu of fractional shares. All references to “Class A Common Stock” and “Common Stock” in these Articles shall be to the New Common Stock.”

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of [*] Eastern Time on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this [*] day of [*], 2026.

FOXO TECHNOLOGIES INC.

By:
Name:	Seamus Lagan
Title:	Chief Executive Officer

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